EXHIBIT 10.1




The Directors
Thermodynetics Inc
651 Day Hill Road
Windsor
CT 06095-1714
USA

10 March 2006

Dear Sirs,

                            APPOINTMENT OF DAWNAY DAY

1.       INTRODUCTION

1.1 We are pleased to propose the appointment of Dawnay, Day Corporate Finance Limited ("DDCF") to act as financial and Nominated Adviser and Dawnay, Day Townsley Limited ("DDT"), a division of Dawnay, Day Brokers Limited, as Broker to Thermodynetics Inc. DDCF and DDT are together referred to herein and in the attached standard terms as "Dawnay, Day".

1.2 Thermodynetics Inc ("Thermodynetics" or "the Client") is a US publicly traded company based in Windsor, Connecticut, USA. Thermodynetics, through its subsidiary, Turbotec Products Inc ("Turbotec"), is a manufacturer of high performance, high quality heat exchangers, fabricated metal components and flexible connector products for heat transfer, transportation, and plumbing applications. Turbotec markets its products in the United States, Canada and abroad to customers in the space conditioning, refrigeration, automotive, biomedical, plumbing, appliance, water heating and aerospace industries.

 1.3 It is proposed that the Client will establish a UK registered Public Limited Company ("Newco") which is expected to change its name to Turbotec Products PLC (or such other name as the Client may approve) which will subsequently acquire the whole of the common stock of Turbotec held by the Client in exchange for the issue to the Client of ordinary shares in Newco. As a result, Newco will become a wholly-owned subsidiary of the Client.

1.4 It is proposed that Newco's ordinary shares are admitted to trading ("Admission") on AIM, a market operated by London Stock Exchange PLC ("LSE") in conjunction with a share placing ("the Placing") under which:

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1.4.1    approximately  $3.5M (net of  expenses)  will be raised as capital  for
         Newco's trading subsidiary, Turbotec, through the issue of new ordinary shares in Newco; and

1.4.2 approximately $3.5M (net of expenses) will be raised as capital for the Client through the sale of ordinary shares held by it in Newco.

1.5 The proposed Placing and Admission are herein together referred to as the "Transaction".

1.6 Dawnay, Day has agreed to use its reasonable endeavours to procure investors for the new and existing ordinary shares in Newco which are to be issued and sold under the Placing.

1.7 Following the Transaction it is envisaged that the Client will retain a shareholding of approximately 60 per cent of the then issued share capital of Newco.

1.8 Dawnay, Day has also agreed with the Client that, on and from Admission, it will act as Newco's Nominated Adviser and Broker.

2.       SCOPE

2.1 DDCF WILL ACT AS FINANCIAL ADVISER TO THE CLIENT UP TO ADMISSION AND, ON AND FROM THAT DATE, DDCF WILL ACT AS NOMINATED ADVISER TO NEWCO AND IN THESE RESPECTS ITS ROLE WILL INCLUDE:

2.1.1 conducting such due diligence as DDCF may require in relation to the Client, Newco and Turbotec and reviewing information supplied by the Client and Turbotec and their advisers for the purposes of completing all the necessary preparations for Newco's Admission;

2.1.2 discussing the selection and appointment of Newco's other advisers (including solicitors to the issue, public relations agents and registrars) with the Client, making recommendations and effecting such introductions as the Client may request;

2.1.3 advising the Client in relation to any matters arising which may have an impact on Newco's "suitability for Admission" and assisting the Client to resolve such issues;

2.1.4 arranging and coordinating the processes leading to the Admission of Newco's ordinary shares;

2.1.5 assisting with the preparation of a presentation for investors in relation to Newco and Turbotec;

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2.1.6    co-ordinating the preparation of Newco's Admission  Document/prospectus and all supporting documents and assisting in the drafting thereof;

2.1.7 approving Newco's Admission Document/prospectus and pathfinder (and the presentation to investors) as necessary for the purposes of S21 of the Financial Services and Markets Act 2000 ("FSMA");

2.1.8 discussing share incentive arrangements for Newco (and/or Turbotec) and any other matters which arise in connection with the proposed Admission with the Client and its other professional advisers;

2.1.9 generally assisting the Client with the Admission process for Newco and other matters incidental thereto;

2.1.10 following Admission, acting as Newco's Nominated Adviser pursuant to which DDCF will provide advice on Newco's and the directors' continuing obligations under the AIM Rules and other matters arising. The scope of the Nominated Adviser's role is broad and may involve Specific Assignments from time to time. Any matter which absorbs more than 2 days shall be treated as a Specific Assignment;

2.1.11 advising Newco on compliance with the City Code on Takeovers and Mergers and Substantial Acquisition Rules and liaising with the Takeover Panel as DDCF deems appropriate;

2.1.12   liaising with the LSE and regulatory bodies as required.


2.2 DDT WILL, ON AND FROM ADMISSION, ACT AS BROKER TO NEWCO AND AS SUCH ITS ROLE PRIOR TO AND FOLLOWING ADMISSION WILL INCLUDE:

2.2.1 advising the Client in relation to proposals to raise capital for Newco through the issue of new ordinary shares (and/or other securities) under the Placing;

2.2.2 advising the Client in relation to proposals to raise capital for the Client through the sale of existing ordinary shares (and/or other securities) under the Placing;

2.2.3 assisting with the preparation of a presentation for investors in relation to Newco and Turbotec;

2.2.4    preparing any pre-marketing research documentation;

2.2.5 coordinating and arranging the marketing to investors of the issue and sale of ordinary shares (and/or other securities) in Newco;

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2.2.6    coordinating  and  arranging  the  Placing/underwriting   arrangements,
         including, the receipt of funds by the Client and Newco, dealing arrangements, settlement registration and the payment of certain agreed expenses on behalf of the Client and Newco;

2.2.7 following Admission, as Newco's Broker, maintaining regular contact with Newco identifying any significant or unusual movements in its share price and identifying, as requested or required and as available to DDT, trading in Newco's ordinary shares and providing, when appropriate, data and statistics on share price movements and trading volumes;

2.2.8 preparing analysts' reports on Newco at such intervals as are deemed appropriate (after consultation with Newco's management);

2.2.9    providing twice yearly analyses of Newco's share registers;

2.2.10   providing guidance to Newco on its management of market expectations;

2.2.11 when appropriate and when requested, arranging for the management of Newco to make presentations to institutional investors and advising on the form and content of such presentations.

2.3      FOLLOWING ADMISSION, DAWNAY, DAY WILL:

2.3.1 if requested (and on reasonable notice), attend board meetings, annual general meetings and extraordinary general meetings of Newco; and

2.3.2 provide such other advice and assistance as may be required by the board of Newco and agreed with Dawnay, Day as would normally be provided by a nominated adviser, financial adviser and broker of a company whose securities are traded on AIM.

2.4 Dawnay, Day will work in conjunction with, and on occasions Dawnay, Day may need to rely on work performed by, Newco (and, where appropriate, by the Client) and Newco's other advisers. The scope of the services provided by Dawnay, Day and its responsibilities in providing them will be restricted to those usually provided and assumed by a company's nominated adviser or broker. In particular, Dawnay, Day would not expect to advise on the commercial aspects of any particular transaction, neither will we advise on legal, taxation or accounting issues, or in any other areas which are outside our expertise.

2.5 For the avoidance of doubt it is agreed that Dawnay, Day's responsibilities in relation to the Transaction and following Admission will not include verifying any advice (whether verbal or written) provided to us by the professional parties including solicitors and accountants retained by the Client and Newco. Dawnay, Day shall, however, be entitled to rely on this advice in performing its services.

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2.6      For the  avoidance  of doubt,  it is  agreed  that  Dawnay,  Day is not
         accepting   responsibility   for  the  commercial   assessment  of  the
         Transaction or any other activities of the Client and/or Newco, such responsibility being entirely that of the Client's directors.

2.7 For the avoidance of doubt, it is agreed that Dawnay, Day is not obliged to sell, acquire, place, underwrite or sub-underwrite any investments, or to lend monies, unless and until it is otherwise expressly so agreed in writing.

2.8 Dawnay, Day may make unsolicited communications with the Client and Newco in connection with the performance of its services under this Agreement.

2.9 In carrying on its corporate finance and broking business Dawnay, Day is subject not only to the general laws that apply to such business, but also to a number of rules and regulations and the requirements of a number of regulators, many of which may also apply directly to Newco. Particular examples are the rules and regulations of the LSE, the Panel on Takeovers and Mergers, the Financial Services Authority ("FSA") and the Bank of England. The Client agrees that Dawnay, Day's duties to the Client and Newco will not restrict Dawnay, Day's freedom to take all steps that it considers to be necessary to comply with the laws, rules and regulations applicable to it and to refuse to take steps which it does not consider to be compliant, even if its action in so doing would apart from the provisions of this paragraph conflict with the terms of this Agreement.

2.10 In order to assist in carrying out its services under this Agreement Dawnay, Day shall be entitled but not obliged to appoint legal and other advisers or sub-agents as it deems reasonably necessary, the cost of which will be borne by the Client and/or Newco but such costs will be agreed with the Client before the costs are incurred and Dawnay, Day will inform the Client on a timely basis as to the costs incurred. For the avoidance of doubt, Dawnay, Day confirms its intention to appoint legal advisers to advise it in connection with the Transaction.

3.       DAWNAY, DAY'S REMUNERATION

3.1 The Client agrees that Dawnay, Day shall be paid a fixed, non-refundable fee of (pound)20,000 to be paid on a staged basis (the "STAGED FEE") as follows: (pound)10,000 to be paid at the time when this Agreement is signed, (pound)5,000 to be paid one month thereafter and a further (pound)5,000 to be paid two weeks thereafter.

3.2 The Client also agrees that, on Admission, Dawnay, Day will be entitled to be paid out of the proceeds of issue and sale of ordinary shares in Newco pursuant to the Placing :

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3.2.1    a commission  equal to 6 PER CENT.  of the monies raised by the Placing of new ordinary shares in Newco; and

3.2.2    a further fee of (pound)100,000.

3.3 in the event Newco's ordinary shares are not admitted to trading on AIM for any reason, Dawnay, Day shall not be entitled to any fees other than the Staged Fee and out-of-pocket expenses reasonably and properly incurred by Dawnay, Day.

3.4 The Client also agrees that, on Admission, it shall pay Dawnay, Day a commission equal to 6 PER CENT. of the monies raised by the sale of existing ordinary shares in Newco held by the Client pursuant to the Placing.

3.5      VAT, if applicable, will be charged on any fees and costs invoiced.


3.6 Following Admission and subject to agreement of the terms of Nominated Adviser and Broker Agreements, Dawnay, Day will be due an annual retainer of (pound)40,000 for acting as Nominated Adviser and Broker to Newco payable quarterly in advance with the first quarterly payment due on the date of Admission. Dawnay, Day will also be paid further fees for Specific Assignments to be agreed with the Client at the relevant time.

3.7 Should any transactions proceed other than the Transaction as contemplated in this Agreement and should Dawnay, Day have contributed directly or indirectly to that/those transaction(s), then Dawnay, Day shall be paid fees commensurate with its advice and/or other involvement.

3.8 Should the Transaction become more protracted, or more complex than initially contemplated, Dawnay, Day reserves the right to bill further amounts on account and/or charge additional fees to those set out above on a basis to be agreed. In particular, the above fees are on the basis that Admission takes place by no later than 30 September 2006;

3.9      Fees and expenses payable to Dawnay, Day pursuant to paragraphs 3.2 and
         3.4 above may be deducted from the proceeds of the issue and sale of ordinary shares in Newco pursuant to the Placing,. Subject thereto all fees and expenses shall be paid within 10 days of the relevant invoice.

4.       EXPENSES

4.1 Any out-of-pocket expenses (including hotel accommodation and travel expenses) reasonably and properly incurred by Dawnay, Day in relation to its role as described above shall be for the Client's account. Dawnay, Day shall not incur out-of-pocket expenses in excess of (pound)3,000 in any three month period without the Client's prior approval. Such costs/expenses will be recoverable by Dawnay, Day

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         from the Client  whether or not any  transaction  is  completed.  It is agreed that, on Admission, Dawnay, Day may recover costs and expenses incurred from the the proceeds of the issue and sale of ordinary shares in Newco pursuant to the Placing.

4.2 The Client will pay the reasonable and properly incurred expenses of the lawyers acting on behalf of Dawnay, Day in connection with the Transaction as described above. An estimate of such expenses in connection with the Transaction will be provided to the Client for approval prior to Dawnay, Day engaging lawyers for this purpose and any actual or foreseeable variation in any legal fee quotation will be notified to the Client on a timely basis. For the avoidance of doubt, the Client will pay such reasonable and properly incurred legal expenses regardless of whether the Transaction proceeds and Dawnay, Day will inform the Client and Newco on a timely basis as to the costs incurred. Any payment in respect of such legal fees will not be regarded as a reduction in the fees payable pursuant to the monthly transaction retainer fees described above. It is agreed that, on Admission, Dawnay, Day may recover the expenses of its lawyers from the proceeds of the issue and sale of ordinary shares in Newco pursuant to the Placing.

5.       RESPONSIBILITY AND ANNOUNCEMENTS

5.1      The  Client's   directors   acknowledge   that  they  are  the  persons
         responsible for information provided to Dawnay, Day and for the published documentation and that they will be required to sign responsibility statements in relation thereto. For the avoidance of doubt the scope of this Agreement specifically excludes any commitment or responsibility on the part of Dawnay, Day to conduct any verification or due diligence work and you should therefore not rely on Dawnay, Day to carry out verification or seek, identify or assess due diligence matters.

5.2 Immediately prior to and following Admission, Dawnay, Day may release announcements on Newco's behalf, subject to the approval of a duly authorised director of Newco. Newco's directors recognise that, while Dawnay, Day may advise on the drafting of announcements, it is Newco's directors who are the persons responsible for them. Where there are circumstances where the release of announcements brings Dawnay, Day within the scope of the Market Abuse regime (even though there may be no intention to commit market abuse), Dawnay, Day may decline to act as release agent for Newco.

5.3 The Client agrees that, subsequent to completion of the Transaction, Dawnay, Day will have the right to publish advertisements in financial and other newspapers and journals at Dawnay, Day's expense describing its services in connection solely with the Transaction, the contents of which advertisements will

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         be subject to the  Client's  prior  approval  (such  approval not to be unreasonably withheld or delayed).

6.       FURTHER OBLIGATIONS

6.1 The Client agrees that it will or it will procure that Newco will, as far as practicable:


6.1.1 notify Dawnay Day in advance of, and discuss with Dawnay, Day the content, timing and manner of, any Announcement which, for the avoidance of doubt, shall include draft preliminary announcements of both Newco's quarterly and annual accounts as well as other matters which Dawnay, Day may advise as being appropriate;

6.1.2 supply to Dawnay, Day such information as the LSE may request and/or specify in accordance with the AIM Rules and such other information relating to Newco as Dawnay, Day may require generally to enable it to discharge its obligations at all times including, without prejudice to the generality of the following, details of Newco's trading progress against any trading projections which are in the market;

6.1.3 keep Dawnay, Day informed, so far as is practical, of any other information which is likely materially to affect the general course, character or nature of the business of Newco or of its performance or which may be necessary to be made known to the public in order to enable the shareholders and the public to appraise the position of Newco;

6.1.4 discuss with Dawnay, Day without delay any major new developments in Newco's sphere of activity which are not public knowledge and which may, by virtue of the effect of those developments on its assets and liabilities or financial position or on the general course of its business, lead to a substantial movement in the price of its quoted securities;

6.1.5 (subject to its obligations at law or under the rules of the LSE or any other regulatory body to which it is subject) not at any time enter into any agreement or arrangement or do or permit to be done any other act or thing which, in any case, would give rise to any obligation to make any announcement to a Regulatory Information Service in accordance with the AIM Rules or which may involve any increase in, or obligation (whether contingent or otherwise) to allot or grant options over any of, the share capital of Newco (other than the grant, in accordance with normal practice, or the exercise of, options under Newco's share options schemes as currently constitute, adopted as part of the Transaction) without, in any such case, having consulted Dawnay, Day and given it reasonable time to consider and advise upon the matter;

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6.1.6    forward to  Dawnay,  Day  promptly,  copies of all proofs and drafts of
         documents   to  be  sent  to   Newco   shareholders,   and  all   press
         announcements, and a copy of the final version of such documents and announcements prior to dispatch.

6.1.7 not adopt or give effect to any arrangements (other than Newco's share option schemes as currently constituted, adopted as part of the Transaction) which may have the effect of increasing the number of shares in the share capital of Newco which may be acquired or disposed of by employees of Newco or any of its subsidiaries after the date of this Agreement;

6.1.8 obtain and comply with appropriate advice in respect of all laws and regulations that may be applicable to Newco in the UK or any other jurisdiction and to communicate that advice (as soon as practicable) to Dawnay, Day if it is or may be relevant to the carrying out by Dawnay, Day of its services to you. Dawnay, Day will not incur any liability to you where it has acted in good faith in accordance with any such advice; and

6.1.9 without prejudice to the foregoing paragraphs, provide Dawnay, Day with all information (whether or not of a financial nature) as may reasonably request from time to time in order to enable it to perform its obligations as nominated adviser and/or stockbroker to Newco both as regards their services under this Agreement and their obligations' responsibilities owed to the LSE.

6.2 In fulfilling our obligations as Newco's Nominated Adviser, Dawnay, Day shall be relying on the Client to ensure that any information supplied to us by the Client, Newco or its other advisers is complete and accurate in all material respects and not misleading and provided in a timely manner with all information concerning Newco which it would be reasonable to expect would be relevant to us in performing our work.

6.3      Dawnay,   Day  shall  not  be  responsible  for  the   verification  of
         information supplied by or on behalf of Newco nor shall Dawnay, Day accept responsibility for the accuracy of such information.

6.4 For the period of Dawnay, Day's appointment, the Client shall keep Dawnay, Day informed in respect of all material changes or developments concerning or affecting the financial and trading position or prospects of Newco, its subsidiaries and the Client.

6.5      The Client will  procure that Newco  complies  with all  statements  of
         intent   and    undertakings    contained   in   its   AIM    Admission
         Document/prospectus.

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6.6      For so long as DDCF is  Newco's  Nominated  Adviser,  the  Client  will procure that Newco shall notify and discuss with DDCF in advance the following:-


6.6.1 any proposal for Newco to pay or make a dividend or other distribution or to pass any dividend;


6.6.2 any proposal to change the capital structure or borrowing requirements of Newco, any of its subsidiaries or the Client;


6.6.3 any proposal for acquisitions or realisations of material assets by Newco, any of its subsidiaries or the Client from time to time otherwise than in the ordinary course of business;

6.6.4 any change in the directors of Newco including any proposals for the appointment of any new director;


6.6.5 any decision to change the general character or nature of the business of Newco, any of its subsidiaries or the Client;


6.6.6 particulars of any proposed dealings by the directors (or any person connected with the directors) in any securities of Newco; and

6.6.7 any other matter relating to Newco, any of its subsidiaries or the Client or the business affairs or officers of those companies which ought to be brought to the attention of DDCF, as Newco's Nominated Adviser, (being those matters which it would be reasonable to expect a prudent director to bring to the attention of a company's nominated adviser in the context of the company's size and activities and of the AIM Rules and of the nominated adviser's obligations and responsibilities)

7.       UNDERTAKINGS BY THE CLIENT

7.1 The Client undertakes to Dawnay, Day that it will procure that Newco will :

7.1.1 require each of its directors and all other relevant employees to comply with the provisions of a code for directors' dealings in securities which is in or substantially in the form of the Model code on directors' dealings in securities which is set out in the listing rules made by the United Kingdom Listing Authority (the "Listing Rules").

7.1.2 undertake to Dawnay, Day that it will use its reasonable endeavours to comply with the AIM Rules, the Companies Act 1985, as amended, and FSMA.

7.1.3 undertake to Dawnay, Day that it shall use its best endeavours to comply at all times with the Combined Code (as defined in the Listing Rules), as the same may

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         be amended from time to time, subject to such modifications as may from time to time be resolved by agreement with Dawnay, Day to be appropriate for Newco, taking into account its size and the nature of its activities. In particular, Newco shall establish and maintain a remuneration committee, an audit committee and a nominations committee consisting in each case, unless agreed otherwise, wholly or mainly of non-executive directors, with powers and responsibilities substantially as contemplated by the Combined Code.

7.1.4 discuss with Dawnay, Day variations from the Combined Code, which its directors may consider are appropriate for Newco.

8.       GENERAL

8.1      The Client acknowledges that,:

8.1.1 save as required by the AIM Rules or FSMA or by any court or governmental or regulatory body, neither any advice rendered by Dawnay, Day nor any communication from Dawnay, Day in connection with the services to be performed by Dawnay, Day under this Agreement may be quoted, or referred to, in any public report, document, release or other communication by the Client or Newco or by any related party without the prior written consent of DDCF or DDT; and

8.1.2 that Dawnay, Day is not responsible for providing any legal advice to Newco in respect of any applicable laws and regulations and Newco undertakes to obtain appropriate legal advice in respect of these and to communicate to us any such advice as is relevant for the carrying out of our services under this Agreement.

8.2 This Agreement does not affect any other agreement which Dawnay, Day has entered into with the Client in respect of any other transaction or matter, nor any other agreement which Dawnay, Day may enter into in connection with the Transaction or a Specific Assignment.

8.3 The Client acknowledges that by entering into or performing its obligations under this Agreement Dawnay, Day is not representing that it is or will be possible for the Transaction to proceed. The conclusions which Dawnay, Day may reach in respect of the Transaction may change. Dawnay, Day's obligation in this respect is to advise the Client and Newco as it sees fit, in what Dawnay, Day perceives to be the Client's and Newco's best interests, in the light of circumstances prevailing at the time at which such advice is given. Likewise, the Client is not representing that it is or will be possible or advisable for the Transaction to proceed.

8.4 The parties hereto shall not be entitled to assign this Agreement without the prior written consent of the other parties (such consent not to be unreasonably withheld or delayed).

9.       TERMS OF BUSINESS

9.1 Dawnay, Day will treat you, the Client, as an Intermediate Customer in accordance with the rules of the Financial Services Authority. Our standard terms of business for Intermediate Customers, which form part of our agreement with you, are attached.

9.2 Prior to Admission, Dawnay, Day will enter into certain agreements, namely a placing agreement, a nominated adviser agreement and a broker agreement, with the Client, Newco and the directors of those companies. Until that time, this Agreement and the enclosed standard terms, when countersigned, represent our contract with you. No person who is not a party to this contract shall have any right to enforce any terms of it, whether or not any of the terms expressly (or by implication purport to confer any benefit on such persons).

9.3      Prior to entering into the further agreements  referred to in paragraph
         9.2 above, in the event of any inconsistency between the provisions in this Agreement and those in our standard terms, the provisions in this Agreement shall prevail.

10       TERMINATION

10.1 The appointment of DDCF and DDT shall continue for at least twelve months from the date of this Agreement or, if earlier, until terminated in accordance with the provisions of paragraph 10.2 or 10.3 below.

10.2 The Client acknowledges that each of DDCF and DDT may terminate its appointment hereunder:

10.2.1 forthwith by service of a notice in writing on the Client or, following Admission, on Newco in the event of any material breach of this Agreement by the Client or Newco (as the case may be) if DDCF or DDT (as the case may be) has notified the Client or Newco in writing of such breach and the Client or Newco, in the event of the breach being (in the reasonable opinion of DDCF or DDT, as the case may be) remediable, fails to remedy it to the reasonable satisfaction of DDCF or DDT, as the case, may be within 14 days after the notification;

10.2.2 forthwith by serving a notice in writing on the Client or, following Admission, on Newco in the event that, in the sole discretion of DDCF or DDT, Newco ceases to be a suitable company for AIM;

10.2.3 without prejudice to its rights in paragraphs 10.2.1 and 10.2.2 above, by giving the Client or, following Admission, Newco three months' notice in writing (it is acknowledged by the Client that the purpose of this clause is, INTER ALIA, to provide Dawnay, Day with sufficient leverage as to enable it to implement its regulatory and other duties as nominated adviser and broker to Newco).

10.3 The Client or, following Admission, Newco may terminate the appointment of DDCF or DDT hereunder:

10.3.1 forthwith if DDCF or DDT is in material breach of this Agreement or materially fails to carry out its obligations under this Agreement other than as a result of the actions of the Client, Newco or any subsidiary of the Client or factors outside its control if the Client or Newco (as the case may be) has notified DDCF or DDT (as the case may be) of such material breach or material failure and DDCF or DDT (as the case may be) has, in the event of the breach or material failure being (in the reasonable opinion of the Client or Newco) remediable, failed to remedy it to the reasonable satisfaction of the Client or Newco (as the case may be) within 14 days after such notification;

10.3.2 without prejudice to its rights in paragraph 10.3.1 above, by giving DDCF or DDT (as the case may be) not less than one month's notice in writing, such notice to expire at any time after 12 months following the date of this Agreement.

10.4 The Client or, following Admission, Newco should make every reasonable effort to notify Dawnay, Day sufficiently in advance for Dawnay, Day to make appropriate comments on any reasons for resignation or dismissal which the Client or Newco (as the case may be) intends to provide to any regulatory authority or make public in any way.

10.5 Termination shall not affect any accrued legal rights or obligations which may have already accrued or any representations, confirmations or indemnities given by you nor will it affect the provisions of paragraphs 3 and 4 of this Agreement or paragraphs 2, 4, 5, 8 and 12 (INTERMEDIATE CUSTOMER) of the attached standard terms and conditions of business, which will remain in full force and effect.

SIGNATURES:

This Agreement is made under English law and is signed by the Parties hereto

FOR AND ON BEHALF OF                                    For and on behalf of
DAWNAY, DAY CORPORATE                                   DAWNAY, DAY BROKERS
FINANCE LIMITED                                         LIMITED



/s/                                                     /s/
.........................                                ........................
Director                                                Director





FOR AND ON BEHALF OF
THERMODYNETICS INC

/s/                                                     /s/
............................                             ........................
Director                                                Director



Dated March 10, 2006

                                   DAWNAY, DAY

                     INTERMEDIATE CUSTOMER TERMS OF BUSINESS

These Terms of Business ("the Terms of Business"), should be read in conjunction with the Appointment Agreement ("the Mandate Agreement"), together they constitute "the Mandate" and set out the specific terms on which Dawnay, Day Corporate Finance Limited ("DDCF") and Dawnay, Day Townsley Limited ("DDT"), a division of Dawnay, Day Brokers Limited ("DDB"), together referred to as "Dawnay, Day", will respectively provide corporate finance and corporate broking services to you ("the Customer"). "We" and "us" refers to Dawnay, Day and "the Customer" and "you" refers to the Client.

DDCF and DDB are authorised and regulated by the Financial Services Authority ("FSA") and on the basis of the information that you have provided to us, or we are otherwise aware of, we have categorised you as an Intermediate Customer in accordance with FSA Rules. Please let us know if you disagree with this categorisation or if you wish to be dealt with on a different basis.

1.     INTRODUCTION

       1.1 The liabilities of Dawnay, Day shall be joint and several. If the Customer comprises more than one person, then the liabilities of the Customer under or in relation to the Mandate shall be joint and several.

       1.2 In engaging Dawnay, Day, you represent to us that you have the full power and authority to do so and are doing so on your own behalf and not for or on behalf of any third party.

       1.3 Before engaging Dawnay, Day, you should familiarise yourself with these Terms of Business and the Mandate Agreement and seek clarification from us in the event that you should have any doubt as to their meaning or effect.

       1.4 No variation to the terms of the Mandate, as set out in these Terms of Business and the Mandate Agreement, will be effective unless agreed between us in writing.

       1.5 The Mandate will come into immediate effect upon our receipt of a signed copy of the Mandate Agreement from you.

2.     INFORMATION, CONFIDENTIALITY, DOCUMENTS AND ANNOUNCEMENTS

       2.1 You undertake to provide Dawnay, Day, promptly upon request, all such information as we may reasonably require for the performance of our duties to you or which may reasonably be regarded as relevant for the performance of those duties and with full access to all appropriate directors, officers and employees of your group and its advisers. You are responsible for the accuracy and completeness both of any information provided to us and of any information regarding you or your business and affairs contained in any document in which we are involved. We do not owe you any obligation to verify such information. You undertake to advise us immediately upon your becoming aware that any information is, or has become, inaccurate or misleading.

       2.2 We recognise the sensitivity of any information that you may provide to us and shall treat such information as confidential. In return, you shall treat all advice and information provided by Dawnay, Day to you as being confidential. The obligations of both and Dawnay, Day and the Customer under this paragraph 2.2, shall survive the termination of the Mandate and shall be subject to paragraph 2.3 below.

       2.3 Nothing in paragraph 2.2 above shall prevent disclosure by Dawnay, Day to its or your professional advisers engaged in the matters to which the Mandate relates or to the extent that:

              (i) we are required to do so by law or any regulatory authority or court or tribunal (in the UK or elsewhere) subject to any restrictions on disclosure by means of the insider-trading laws and rules regulated by the United States Securities and Exchange Commission, and further, provided you have been given sufficient prior notice and you have had an opportunity to limit such disclosure through discussion with cause or otherwise OR

              (ii) we reasonably believe, in our absolute discretion, that such disclosure is necessary or desirable in the performance of our function or in your interests or in relation to the enforcement of rights under the Mandate subject to any restrictions on disclosure by means of the insider-trading laws and rules regulated by the United States Securities and Exchange Commission, and further, provided you have been given sufficient prior notice and you have had an opportunity to limit such disclosure through discussion with cause or otherwise ; OR

              (iii) the information disclosed is, or subsequently comes into, the public domain; OR

              (iv) the relevant information was lawfully in our possession before you disclosed it to us or was or is subsequently received from a third party who at the time, so far as is known to Dawnay, Day is or was not bound by any restrictions on disclosure to a third party.

       2.4 Any advice or opinion, written or oral, provided by Dawnay, Day pursuant to the Mandate will be solely for your information and assistance in connection with the Mandate and must be kept confidential by you subject to any legally required disclosure obligations. It is not to be used, circulated, quoted or otherwise referred to or publicly filed or disclosed for any other purpose to any third party, except in each case with the prior written consent of Dawnay Day. Any circulation or disclosure within your Group shall be strictly limited to the members of the Board of Directors and senior management and any professional advisers.

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
       2.5 All property rights over correspondence, papers and other documents within the custody, possession or control of Dawnay, Day relating to any services provided to you shall vest exclusively in Dawnay, Day except for originals of such documents provided to Dawnay, Day by you or on your behalf which shall be returned to you should you so requested upon termination of the Mandate (although we shall be entitled to make and retain confidential copies of such documents). For the avoidance of doubt, the provisions of this paragraph shall prevail over any conflicting contractual provision entered into prior to the date of the Mandate.

3.     CONFLICTS OF INTEREST

       3.1 DDCF and DDT are part of a group of companies (the "Dawnay, Day Group"). Because of potential conflicts of interest and to preserve confidentiality of customer information, the Dawnay, Day Group operates rules and procedures (commonly known as "Chinese Walls") to ensure the confidentiality of information.

       3.2    You  acknowledge  and agree  provided we maintain all  information
              provided  by  or  with   respect  to  you  or  your   business  as
              confidential that we may provide our services to you:

              (i) notwithstanding that another connected company or division/part of DDCF or DDT (or a customer of such a company) might be regarded as having interests which conflict with our mandate with you (including but not limited to effecting transactions or holding positions for its own account or those of customers in securities or related investments which are the subject of or related to or affected by the Mandate); AND

              (ii) only on the basis of information known to the personnel within DDCF or DDT who are responsible for advising you; AND

              (iii) without being required or obliged to have any regard to any other information within the Dawnay, Day Group; AND

              (iv) without being required to disclose to you or the employees advising you nor to make use for your benefit any information known to Dawnay, Day that belongs to or is confidential to another client or to another member of the Dawnay, Day Group or that belongs to and is confidential to DDCF or DDT and relates to some other aspect of its business.

       3.3 If we become aware that we, a connected company, or any director or employee has any interest in any proposed transaction which may conflict to a material extent with the Mandate, then we will, as soon as practicable either:

              (i) disclose that such a conflict has arisen; OR if such disclosure would, in our reasonable opinion, be contrary to our obligations to a third party or otherwise be unethical,

              (ii)   cease to provide services to you; OR

              (iii) take other steps as we reasonably consider to be fair and reasonable in the circumstances.

              Dawnay, Day's directors and employees are also required to comply with a "Policy of Independence" and to disregard any such interest, relationship or arrangement when advising you or arranging transactions for you.

4.     LIMITATION ON DAWNAY, DAY'S DUTIES

       4.1 Save to the extent (if any) expressly agreed in writing with you, we shall not have any obligation or other responsibility to carry out any financial or other investigation or due diligence into any corporate or other entity which is involved in or relevant to the Mandate including, without limitation, any prospective target or investee company or prospective purchaser.

       4.2 Dawnay, Day accepts no liability or other responsibility to you if, in the course of the performance of our duties to you, we reveal to a prospective financier or other third party the existence of a potential transaction or other business opportunity and such financier or third party (or connected parties)
              subsequently pursues and/or secures such transaction or other opportunity.

       4.3 Dawnay, Day has no duties or obligations to you other than those expressly and specifically set out in the terms of the Mandate and in other written correspondence with you. Dawnay, Day shall not be liable to you except in respect of its negligence or wilful default in the performance of such duties and obligations and you shall make no claim against Dawnay, Day or any of its directors, officers, members, employees or agents ("Indemnified Persons") to recover any loss or damage which you may suffer by reason of or arising out of anything done or omitted to be done in relation to the provision of services by Dawnay, Day unless and to the extent that such claim is made against Dawnay, Day alone and arises as a result of its negligence or wilful default in the performance of such duties and obligations.

       4.4 However, these provisions shall not exclude or restrict any duty or liability which we have in relation to you under the rules of FSA or any liability which we may incur under the Financial Services and Markets Act 2000 ("FSMA") or those rules in respect of breach of any such duty.

5.     CUSTOMER INDEMNITY

       5.1 You hereby irrevocably and unconditionally agree to indemnify and hold harmless each of DDT and DDCF , for itself and as trustee for each of the other Indemnified Persons (as defined in paragraph 4.3 above) and any connected company and the directors and employees of any connected company, (whether before or after

                                     2 of 2
              termination of the Mandate) from and against any and all claims, actions, demands, liabilities, proceedings or judgements brought or made against us and all losses, charges and expenses (including but not limited to fees and expenses incurred in connection with the investigation, preparation for or defence of any inquiry, inspection or investigation or any pending or threatened claim, action, litigation or proceedings) which any of us may suffer or incur and which in any case are directly or indirectly occasioned by or as a result from or are attributable to anything done or omitted to be done in connection with the provision of services to you by us, or any act or omission (including without limitation, the provision of information which is inaccurate or misleading) by you.

       5.2 However, this indemnity shall not apply to any loss or liability to the extent it arises or results from any contravention by us of the rules of the FSA or of the FSMA or from any negligence or wilful default on our part.

       5.3 References in this section to "us" or "our" include references to Dawnay, Day, and each of the other Indemnified Persons (as defined in paragraph 4.3 above) and any connected company and the directors and employees of any connected company.

6.       AUTHORISATION

       6.1 Dawnay, Day is authorised by you to do anything on your behalf that Dawnay, Day in its absolute discretion considers necessary or desirable in order (i) to carry out the Mandate which may include acting through approved agents or sub-agents and (ii) to comply with any applicable legal or regulatory requirements.

       6.2 You authorise Dawnay, Day to rely on any instructions, notices or requests (whether in writing or not) given (or appearing to be given) by any director or employee of yours who is reasonably believed by Dawnay, Day to be authorised by you to give such instructions, notices or requests.

7.     FSA CLIENT MONEY

       7.1 Dawnay, Day does not hold Client Money and is therefore not authorised to and shall not hold or receive monies on your behalf.

       7.2 The Customer will arrange for an account or accounts to be established with one or more approved banks in order for monies to be held or received in relation to the Transaction or any other transaction contemplated by the Mandate.

8.           GENERAL PROVISIONS

       8.1    The basis of our charges is as set out in the Mandate Agreement.

       8.2 You undertake to comply with and abide by all applicable statutes, rules, regulations and requirements, including without limitation the City Code on Take-overs and Mergers.

       8.3 The Mandate Agreement, when countersigned, and these standard terms represent our contract with you. No person who is not a party to this contract shall have any right to enforce any terms of it, whether or not any of the terms expressly (or by implication) purport to confer any benefit on such persons. You will not pursue any claims against Dawnay, Day's employees or persons engaged by Dawnay, Day under a contract for services personally and acknowledge that such persons are entitled to rely on the Contracts (Rights of Third Parties) Act as a means of preventing such claims being brought against them.

       8.5    You agree that:

              (i) Dawnay, Day may require confirmation or evidence to support information contained in, or omitted from, any document Dawnay, Day is required to approve, or in respect of which you may incur any liability to third parties, whether or not you accept full responsibility for the preparation and contents of the document;

              (ii) Dawnay, Day may refuse to issue, consent to the issue of, or approve any document, or require you to cease to distribute any document, if at any time Dawnay, Day becomes aware of information that in its opinion renders the document untrue, inaccurate or misleading in any material respect;

              (iii) without detracting from Dawnay, Day's right to make such enquiries as Dawnay, Day may consider appropriate in the discharge of its obligations hereunder, shall be entitled to rely upon all information supplied by you or your advisers and shall not in any respect be responsible for the accuracy or completeness of, or have any obligation to verify, the same; and

              (iv)   any documents provided to us in final form will be approved
                     by  your  Board,   and  your   directors   will  be  solely
                     responsible for them.

       8.6 Paragraph headings are used in these Terms of Business for convenience only and shall not affect their construction.

                                     3 of 3

9.     TERMINATION

       9.1    Subject to the specific  termination  terms set out in the Mandate
              Agreement:

              (i) this Mandate can be terminated by either party giving one month's written notice to the other.

              (ii) if within 12 months of the termination of the Mandate, you enter into any transactions initiated by us or referred to in the Mandate Agreement, you hereby agree to pay us a fee calculated in accordance with the provisions of the Mandate Agreement.

10.       COMPLAINTS

       If you have any complaints about our services under this Mandate, you should write to the "Group Compliance Officer" of Dawnay, Day at 9-11 Grosvenor Gardens, London, SW1W 0BD. The Group Compliance Officer is responsible for investigating and resolving any complaints from Customers. We will provide you with details of our internal Complaints Procedure upon request, or automatically in the event that you make a complaint that is not satisfactorily resolved within one business day after receipt of your complaint.

11.       COMPENSATION

         We are covered by the Financial Services Compensation Scheme. You may be entitled to compensation from the scheme if we cannot meet our obligations. This depends on the nature of the claimant, type of business and the circumstances of the claim. Eligible claimants in respect of most types of investment business are covered for 100% of the first (pound)30,000 and 90% of the next (pound)20,000 so the maximum compensation is (pound)48,000. Further information about compensation arrangements is available from the Financial Services Compensation Scheme.

12.      GOVERNING LAW AND JURISDICTION

       These Terms of Business and the Mandate Agreement shall be construed in accordance with and governed by English Law. You submit to the non-exclusive jurisdiction of the English Courts. If you do not have a place of business in England and you do not appoint an agent for the service of process, it is hereby agreed that in default of your making such an appointment, you hereby appoint our associated company Dawnay, Day International Limited as your agent for service of process.

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